Exhibit 3.1

AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

NET SAVINGS LINK, INC.

To the Secretary of State of the State of Colorado:

Net Savings Link, Inc., a for-profit Colorado domestic corporation in good standing, does hereby amend its Articles of Incorporation, as amended, pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes ("CRS"), to wit:

CAPITAL STOCK.

1.	Common Stock. The corporation’s common stock may not be subject to a reverse split. This anti-reverse split clause will remain in force for a minimum duration of five (5) years from the date of this amendment.

NOW, THEREFORE, the corporation causes this amendment to be filed with the Office of the Secretary of the State of Colorado, as such amendments to its Articles of Incorporation are authorized by the unanimous written consent of the holders of the corporation's Series A Preferred Stock on this eighth day of January 2021.

/s/ James Tilton

James Tilton
President

2374 Route 390, P.O. Box 609
Mountainhome, Pennsylvania 18342

Telephone: (718) 569-8815

CERTIFICATE OF INCUMBENCY

AND CORPORATE AUTHORITY

To:	Jena Griswold, Secretary of State, The Great State of Colorado

From:	James Tilton President Net Savings Link, Inc. ("NSL") 2374 Route 390, P.O. Box 609 Mountainhome, Pennsylvania 18342

The undersigned, being President of Net Savings Link, Inc., a Colorado corporation, hereby certifies to you, as follows:

1.       I am an authorized representative of NSL.

2.       NSL is a Colorado corporation in good standing.

3.       I am the person who has been duly designated and appointed to the position indicated by my name, I continue to hold the indicated position at this time, and the signature set forth below by my name is my genuine signature.

4.       I have sufficient and appropriate authority as the President of NSL to act on behalf of and to bind it with respect to executing and delivering the Amendment to the Articles of Incorporation of Net Savings Link, Inc., a Colorado corporation, and to file the same with you, to which this Certificate is annexed, and in any amendments or exhibits thereto or thereafter.

5.       I have the power and authority to execute this Certificate on behalf of NSL.

6.       You may rely on this Certificate and on the authorization of my authority, until NSL's initial or subsequent Board of Directors or shareholders rescind this Certificate or until the corporation is dissolved by a plan of reorganization or by operation of law.

IN WITNESS WHEREOF, the undersigned duly executes this Certificate and affixes his signature hereto as of January 8, 2021.

NET SAVINGS LINK, INC.,

a Colorado corporation

/s/ James Tilton

By: James Tilton
Its: President